Filed Pursuant to Rule 424(b)(3)
Registration No. 333-148745

PROXY STATEMENT/PROSPECTUS SUPPLEMENT

This proxy statement/prospectus supplement supplements the prospectus of BCSB Bancorp, Inc. and the proxy statement of BCSB Bankcorp, Inc. dated February 11, 2008. This proxy statement/prospectus supplement should be read together with the proxy statement/prospectus.

Termination of Supervisory Agreement

Effective March 10, 2008, the Office of Thrift Supervision has terminated the Supervisory Agreement under which Baltimore County Savings Bank, F.S.B. had been operating since December 2005. Achieving the termination of the Supervisory Agreement had been one of our strategic goals. The termination of the Supervisory Agreement is expected to help improve profitability in future periods primarily through reduced FDIC deposit insurance premiums. We estimate annual expense reductions ranging from $200,000 to $300,000 on a pre-tax basis once the impact of the expense reduction is fully achieved. Our commitments to the Office of Thrift Supervision not included in the Supervisory Agreement, including Baltimore County Savings Bank’s commitment not to pay any dividend to BCSB Bankcorp or to Baltimore County Savings Bank, M.H.C. without the prior written approval of the Office of Thrift Supervision and BCSB Bankcorp’s commitment not to declare or pay any dividends or incur debt without the prior written approval of the Office of Thrift Supervision, remain in effect.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/ prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus supplement is March 14, 2008, and is first being mailed to shareholders of BCSB Bankcorp, Inc. on or about March 18, 2008.